Annual Meeting Results

An annual meeting of the funds shareholders was held on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected the following eight directors:

			   Shares        Shares Witholding
		          Voted For      Authority to Vote
Benjamin R. Field III... 18,181,737         2,049,662
Roger A. Gibson ........ 18,189,550         2,041,849
Victoria J. Herget ..... 18,194,280         2,037,119
Leonard W. Kedrowski.... 18,181,370         2,050,029
Richard K. Riederer..... 18,193,135         2,038,264
Joseph D. Strauss....... 18,190,545         2,040,854
Virginia L. Stringer ... 18,192,919         2,038,480
James M. Wade .......... 18,191,021         2,040,378

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the funds for the fiscal period ending August 31, 2005. The following votes were cast regarding this matter:

      Shares          Shares                   Broker
   Fund Voted For  Voted Against Abstentions Non-Votes
     17,987,546      377,117      1,866,736      -